Exhibit 23.3

Allbright Law Offices

March 22, 2010

We hereby consent to the following references to our firm in amendment no. 2 of the Registration Statement on Form S-1 of China Jo-Jo Drugstores, Inc.(Registration Statement No. 333-163879), and any amendments thereto:

(1) “Since we do not own any equity interests in Jiuzhou Pharmacy, but controls the drugstore chain through contractual arrangements with our wholly foreign owned enterprise (“WFOE”), Jiuxin Management, we have been advised by our PRC counsel, Allbright Law Offices (“Allbright”), that the regulations on foreign ownership of drugstores do not apply to us even if our drugstore chain expands beyond 30 stores.”

(2) “Since we do not have actual equity interest in Jiuzhou Clinic or Jiuzhou Service, but control these entities through contractual arrangements, Allbright has advised us that the PRC regulations restricting foreign ownership of medical practice are not applicable to us or our structure.”

(3) “Although we have been advised by Allbright, that based on their understanding of the current PRC laws, rules and regulations, the structure for operating our business in China (including our corporate structure and contractual arrangements with Jiuzhou Pharmacy, Jiuzhou Clinic, Jiuzhou Service and their respective owners) comply with all applicable PRC laws, rules and regulations, and do not violate, breach, contravene or otherwise conflict with any applicable PRC laws, rules or regulations, we cannot assure you that the PRC regulatory authorities will not determine that our corporate structure and contractual arrangements violate PRC laws, rules or regulations.”

Respectfully Submitted,

/s/ Allbright Law Offices

Shanghai, People’s Republic of China